Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554, media@delta.com

Delta Air Lines Announces March Quarter Profit

•	March quarter 2017 GAAP pre-tax income of $915 million, net income of $603 million and earnings per diluted share of $0.82
•	March quarter 2017 adjusted pre-tax income[1] of $847 million, adjusted net income of $560 million and adjusted earnings per diluted share of $0.77
•	Delta returned $349 million to shareholders through dividends and share repurchases

ATLANTA, April 12, 2017 – Delta Air Lines (NYSE:DAL) today reported financial results for the March quarter 2017. Highlights of those results, including both GAAP and adjusted metrics, are below and incorporated here.

Adjusted pre-tax income for the March 2017 quarter was $847 million, a $713 million decrease from the March 2016 quarter, primarily driven by higher fuel prices.

“Despite fuel price pressures, the Delta people once again delivered solid results across the board, with double digit operating margins, strong improvements in customer satisfaction, and progress on our international expansion with the closing of our Aeroméxico transaction,” said Ed Bastian, Delta’s chief executive officer.  “Producing these results in our toughest quarter of the year shows not only how far we’ve come, but also that we have more opportunity in front of us to continue building a better airline for our employees, customers, and owners.”

April Storm Impact

Last week, severe weather in Atlanta caused significant disruptions to Delta’s operations. The company cancelled approximately 4,000 flights as a result of the weather and the subsequent operational recovery. The company returned to normal operations on Sunday afternoon and had a 100% mainline completion factor yesterday. Delta currently estimates the storm will reduce its June quarter pre-tax income by $125 million.

“We hold ourselves to a high standard and we apologize to all of our customers who were impacted by last week’s events,” continued Bastian. “I also want to thank the Delta people for working through some incredibly tough conditions to take care of our customers and reset our operation. They proved again they are the best in the business.”

Revenue Environment

Delta’s operating revenue for the March quarter was down $103 million versus prior year, including $20 million of lower year over year currency hedge gains. Passenger unit revenues declined 0.5 percent on 0.5 percent lower capacity.

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“March marked the first month of positive passenger unit revenues since November 2015 and we are encouraged by the current fare and demand trends across the network. We expect June quarter passenger unit revenues to increase one to three percent and remain positive throughout the year,” said Glen Hauenstein, Delta’s president.  “However, we will keep our full year capacity growth capped at one percent to support this unit revenue momentum and the company’s return to margin expansion.”

		Increase (Decrease)
		1Q17 versus 1Q16
		Change	Unit
Revenue	1Q17 ($M)	YoY	Revenue	Yield	Capacity
Mainline	4,252	1.0%	(1.1) %	(1.8) %	2.1%
Regional	1,284	(2.6) %	(1.8) %	(1.3) %	(0.8) %
Total Domestic	5,536	0.1%	(1.4) %	(2.0) %	1.6%
Atlantic	882	(4.0) %	(0.5) %	(3.0) %	(3.6) %
Pacific	550	(13.7) %	(3.9) %	(2.2) %	(10.1) %
Latin America	720	6.4%	4.4%	1.0%	1.9%
Total Passenger	7,688	(1.0) %	(0.5) %	(1.4) %	(0.5) %
Cargo Revenue	160	(1.2) %
Other Revenue	1,300	(2.0) %
Total Revenue	9,148	(1.1) %

June 2017 Quarter Guidance

For the June quarter, Delta is expecting its margins to expand relative to prior year, as the improvement in unit revenues offsets higher costs.

2Q17 Forecast
Operating margin	17% - 19%
Fuel price, including taxes and refinery impact	$1.68 - $1.73
Compared to 2Q16
Passenger unit revenue	Up 1% - 3%
CASM-Ex, including profit sharing[2]	Up 6% - 8%
Normalized CASM-Ex, including profit sharing[3]	Up 4% - 6%
System Capacity	Up 0% - 1%

See note A for information about reconciliation of projected non-GAAP financial measures

Cost Performance

Adjusted fuel expense4 increased $327 million compared to the same period in 2016 due to 52 percent higher market prices. Delta’s adjusted fuel price per gallon for the March quarter was $1.71, which includes $0.05 cents of benefit from the refinery and $0.09 cents of losses from legacy hedges.CASM-Ex, including profit sharing increased 5.8 percent for the March 2017 quarter compared to the prior year period. Normalized CASM-Ex, including profit sharing increased 3.6 percent versus the prior year period, primarily driven by investments in employees, maintenance timing and higher depreciation expense.

Adjusted non-operating expense declined $13 million year over year, primarily driven by lower interest expense.

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“We expect the entirety of our 2017 margin pressure to have occurred in the March quarter from higher fuel prices. With an improving revenue profile and further improvement as our cost growth moderates in the second half, we are on track to expand margins for the balance of the year,” said Paul Jacobson, Delta’s chief financial officer. “Going forward, by remaining disciplined with our costs and capital, we’ll be well positioned to achieve our long-term financial targets.”

Cash Flow, Shareholder Returns, and Adjusted Net Debt

During the quarter, Delta issued $2 billion in unsecured, investment grade debt at a blended rate of just under 3.3%. The proceeds have been contributed to Delta’s pension plans, pre-funding a portion of the company’s already committed 2018-2020 contributions. As a result, the company will reduce its planned pension contributions from $1.2 billion to $500 million for each of the next three years.

Delta contributed $2.6 billion in cash, including $1.5 billion of the debt proceeds, and $350 million in company stock to the pension plan during the March quarter. Subsequently, in April, Delta made an additional $600 million cash contribution, including the remaining debt proceeds, completing all pension funding for the year. Excluding the $1.5 billion pension contribution, the company generated $0.7 billion of adjusted operating cash flow during the March quarter.

The company continued to invest in the business for the long term with $800 million in aircraft investments, facilities upgrades and technology improvements. Delta also completed its tender offer for an additional 32 percent of the outstanding capital stock of Grupo Aeroméxico S.A.B. de C.V. for an aggregate purchase price of $620 million. Delta now owns just over 36 percent of the outstanding shares of Grupo Aeroméxico and holds options to acquire an additional 13 percent.

Adjusted net debt at the end of the quarter increased to $8.8 billion as a result of the unsecured debt issuance. The company remains committed to achieving its $4 billion debt target by 2020.

For the March quarter, the company returned $349 million to shareholders, comprised of $149 million of dividends and $200 million of share repurchases.

March Quarter Results

Special items for the quarter consist primarily of mark-to-market adjustments on fuel hedges. Operating cash flow has been adjusted for accelerated pension contribution funded through debt issuance.

	GAAP		Adjusted
($ in millions except per share and unit costs)	1Q17	1Q16	1Q17	1Q16
Pre-tax income	915	1,434	847	1,560
Net income	603	946	560	1,026
Diluted earnings per share	0.82	1.21	0.77	1.32
Fuel expense (including regional carriers)	1,482	1,394	1,566	1,239
Average fuel price per gallon	1.62	1.50	1.71	1.33
Consolidated unit cost (CASM/CASM-Ex)	13.99	13.26	10.92	10.33
Non-operating expense	138	106	122	135
Operating cash flow	(801)	1,011	677	1,351
Total debt and capital leases	9,227	8,451	8,815	7,008

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About Delta

Delta Air Lines serves more than 180 million customers each year. In 2017, Delta was named to Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the sixth time in seven years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented six consecutive years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 322 destinations in 58 countries on six continents. Headquartered in Atlanta, Delta employs more than 80,000 employees worldwide and operates a mainline fleet of more than 800 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading transatlantic joint venture with Air France-KLM and Alitalia as well as a joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK and LaGuardia, London-Heathrow, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products and services, and technology to enhance the customer experience in the air and on the ground. Additional information is available on the Delta News Hub, as well as delta.com, Twitter @DeltaNewsHub, Google.com/+Delta, and Facebook.com/delta.

End Notes

(1)	Note A to the attached Consolidated Statements of Operations provides a reconciliation of non-GAAP financial measures used in this release to the comparable GAAP metric and provides the reasons management uses those measures.

(2)	CASM-Ex, including profit sharing: In addition to fuel expense, Delta believes adjusting for certain other expenses is helpful to investors because other expenses are not related to the generation of a seat mile. These expenses include aircraft maintenance and staffing services Delta provides to third parties, Delta's vacation wholesale operations and refinery cost of sales to third parties. The amounts excluded were $292 million and $313 million for the March 2017 and March 2016 quarters, respectively. Management believes this methodology provides a more consistent and comparable reflection of Delta's airline operations.

(3)	Normalized CASM-Ex, including profit sharing: Delta’s new pilot contract was ratified on Dec. 1, 2016 and was retroactive to Jan. 1, 2016. As a result, Delta recognized $380 million in retroactive wages and other benefits in the December 2016 quarter. On a normalized basis, approximately $130 million of this amount related to the March 2016 quarter. We believe that adjusting this period allows investors to better understand and analyze the company's core operational performance on a year-over-year basis.

(4)	Adjusted fuel expense reflects, among other things, the impact of mark-to-market (“MTM”) adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. These items adjust fuel expense to show the economic impact of hedging, including cash received or paid on hedge contracts during the period. See Note A for a reconciliation of adjusted fuel expense and average fuel price per gallon to the comparable GAAP metric.

Forward Looking Statements

Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks or geopolitical conflict; the cost of aircraft fuel; the impact of fuel hedging activity including rebalancing our hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with our fuel hedge contracts; the availability of aircraft fuel; the performance of our significant investments in airlines in other parts of the world; the possible effects of accidents involving our aircraft; the restrictions that financial covenants in our financing agreements could have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub, gateway, or key airports; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and key employees; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom leading up to and following the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of April 12, 2017, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2017	2016	$ Change	% Change
Operating Revenue:
Passenger:
Mainline	$6,404	$6,444	$(40)	(1)%
Regional carriers	1,284	1,318	(34)	(3)%
Total passenger revenue	7,688	7,762	(74)	(1)%
Cargo	160	162	(2)	(1)%
Other	1,300	1,327	(27)	(2)%
Total operating revenue	9,148	9,251	(103)	(1)%

Operating Expense:
Salaries and related costs	2,473	2,311	162	7%
Aircraft fuel and related taxes	1,240	1,227	13	1%
Regional carriers expense
Fuel	242	167	75	45%
Other	868	839	29	3%
Depreciation and amortization	540	486	54	11%
Contracted services	523	476	47	10%
Aircraft maintenance materials and outside repairs	518	449	69	15%
Passenger commissions and other selling expenses	404	388	16	4%
Landing fees and other rents	365	348	17	5%
Passenger service	220	189	31	16%
Profit sharing	151	272	(121)	(44)%
Aircraft rent	84	66	18	27%
Other	467	493	(26)	(5)%
Total operating expense	8,095	7,711	384	5%

Operating Income	1,053	1,540	(487)	(32)%

Non-Operating Expense:
Interest expense, net	(94)	(107)	13	(12)%
Miscellaneous, net	(44)	1	(45)	NM
Total non-operating expense, net	(138)	(106)	(32)	30%

Income Before Income Taxes	915	1,434	(519)	(36)%

Income Tax Provision	(312)	(488)	176	(36)%

Net Income	$603	$946	$(343)	(36)%

Basic Earnings Per Share	$0.83	$1.22
Diluted Earnings Per Share	$0.82	$1.21

Basic Weighted Average Shares Outstanding	728	774
Diluted Weighted Average Shares Outstanding	731	780

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended March 31,
	2017	2016	Change
Consolidated:
Revenue passenger miles (millions)	47,952	47,725	0.5%
Available seat miles (millions)	57,871	58,145	(0.5%)
Passenger mile yield (cents)	16.03	16.26	(1.4%)
Passenger revenue per available seat mile (cents)	13.28	13.35	(0.5%)
Operating cost per available seat mile (cents)	13.99	13.26	5.5%
CASM-Ex, including profit sharing - see Note A (cents)	10.92	10.33	5.8%
Passenger load factor	82.9%	82.1%	0.8	pts
Fuel gallons consumed (millions)	918	930	(1.3%)
Average price per fuel gallon	$1.62	$1.50	8.0%
Average price per fuel gallon, adjusted - see Note A	$1.71	$1.33	28.6%
Number of aircraft in fleet, end of period	984	931	53
Full-time equivalent employees, end of period	85,214	83,817	1.7%

Mainline:
Revenue passenger miles (millions)	43,074	42,786	0.7%
Available seat miles (millions)	51,489	51,710	(0.4%)
Operating cost per available seat mile (cents)	13.44	12.84	4.7%
CASM-Ex, including profit sharing - see Note A (cents)	10.54	9.93	6.1%
Fuel gallons consumed (millions)	772	784	(1.5%)
Average price per fuel gallon	$1.60	$1.56	2.6%
Average price per fuel gallon, adjusted - see Note A	$1.71	$1.36	25.7%
Number of aircraft in fleet, end of period	846	814	32

Note: except for full-time equivalent employees and number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2017	2016
Cash Flows From Operating Activities:
Net income	$603	$946
Depreciation and amortization	540	486
Hedge derivative contracts	(57)	145
Deferred income taxes	301	475
Pension, postretirement and postemployment payments greater than expense	(2,676)	(760)
Changes in:
Hedge margin	38	(335)
Air traffic liability	1,784	1,485
Profit sharing	(964)	(1,226)
Other working capital changes, net	(370)	(205)
Net cash (used in) provided by operating activities	(801)	1,011

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(595)	(764)
Ground property and equipment, including technology	(207)	(107)
Purchase of equity investments	(622)	–
Net redemptions (purchases) of short-term investments	(256)	265
Other, net	(54)	5
Net cash used in investing activities	(1,734)	(601)

Cash Flows From Financing Activities:
Payments on long-term debt and capital lease obligations	(288)	(459)
Repurchases of common stock	(200)	(775)
Cash dividends	(149)	(107)
Fuel card obligation	334	141
Proceeds from short-term obligations	–	68
Proceeds from long-term obligations	2,004	450
Other, net	(21)	8
Net cash provided by (used in) financing activities	1,680	(674)

Net Increase (Decrease) in Cash and Cash Equivalents	(855)	(264)
Cash and cash equivalents at beginning of period	2,762	1,972
Cash and cash equivalents at end of period	$1,907	$1,708

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in millions)	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,907	$2,762
Short-term investments	743	487
Accounts receivable, net	2,307	2,064
Fuel inventory	487	519
Expendable parts and supplies inventories, net	368	372
Prepaid expenses and other	1,068	1,247
Total current assets	6,880	7,451

Property and Equipment, Net:
Property and equipment, net	24,817	24,375

Other Assets:
Goodwill	9,794	9,794
Identifiable intangibles, net	4,855	4,844
Deferred income taxes, net	2,750	3,064
Other noncurrent assets	2,363	1,733
Total other assets	19,762	19,435
Total assets	$51,459	$51,261

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and capital leases	$1,040	$1,131
Air traffic liability	6,410	4,626
Accounts payable	2,353	2,572
Accrued salaries and related benefits	1,835	2,924
Frequent flyer deferred revenue	1,696	1,648
Other accrued liabilities	2,619	2,338
Total current liabilities	15,953	15,239

Noncurrent Liabilities:
Long-term debt and capital leases	8,187	6,201
Pension, postretirement and related benefits	10,291	13,378
Frequent flyer deferred revenue	2,261	2,278
Other noncurrent liabilities	1,822	1,878
Total noncurrent liabilities	22,561	23,735

Commitments and Contingencies

Stockholders' Equity	12,945	12,287
Total liabilities and stockholders' equity	$51,459	$51,261

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta does not reconcile forward looking non-GAAP financial measures because MTM adjustments and settlements will not be known until the end of the period and could be significant.

Pre-Tax Income and Net Income, adjusted. We adjust for the following items to determine pre-tax income and net income, adjusted, for the reasons described below:

Mark-to-Market ("MTM") adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. These items adjust fuel expense to show the economic impact of hedging, including cash received or paid on hedge contracts during the period. Adjusting for these items allows investors to better understand and analyze our core operational performance in the periods shown.

Virgin Atlantic MTM adjustments. We record our proportionate share of earnings from our equity investment in Virgin Atlantic in non-operating expense. We adjust for Virgin Atlantic's MTM adjustments to allow investors to better understand and analyze the company’s core financial performance in the periods shown.

Income tax. We included the income tax effect of adjustments when presenting net income, adjusted. We believe that presenting the income tax effect of adjustments allows investors to better understand and analyze the company’s core financial performance in the periods shown.

	Three Months Ended			Three Months Ended
	March 31, 2017			March 31, 2017
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$915	$(312)	$603	$0.82
Adjusted for:
MTM adjustments and settlements	(84)	29	(55)
Virgin Atlantic MTM adjustments	16	(4)	12
Total adjustments	(68)	25	(43)	(0.05)
Non-GAAP	$847	$(287)	$560	$0.77
Year-over-year change	(713)

	Three Months Ended			Three Months Ended
	March 31, 2016			March 31, 2016
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,434	$(488)	$946	$1.21
Adjusted for:
MTM adjustments and settlements	155	(57)	98
Virgin Atlantic MTM adjustments	(29)	11	(18)
Total adjustments	126	(46)	80	0.11
Non-GAAP	$1,560	$(534)	$1,026	$1.32

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Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of the refinery segment and hedging on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements for the reason described below:

MTM adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. These items adjust fuel expense to show the economic impact of hedging, including cash received or paid on hedge contracts during the period. Adjusting for these items allows investors to better understand and analyze our core operational performance in the periods shown.

Consolidated:

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	March 31,		March 31,
(in millions, except per gallon data)	2017	2016	2017	2016
Fuel purchase cost	$1,531	$1,093	$1.68	$1.18
Airline segment fuel hedge (gains) losses	(5)	273	(0.01)	0.29
Refinery segment impact	(44)	28	(0.05)	0.03
Total fuel expense	$1,482	$1,394	$1.62	$1.50
MTM adjustments and settlements	84	(155)	0.09	(0.17)
Total fuel expense, adjusted	$1,566	$1,239	$1.71	$1.33
Change year-over-year	$327

Mainline:

	Three Months Ended
	March 31,
	2017	2016
Mainline average price per gallon	$1.60	$1.56
MTM adjustments and settlements	0.11	(0.20)
Mainline average price per gallon, adjusted	$1.71	$1.36

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Non-Fuel Unit Cost or Cost per Available Seat Mile, Including Profit Sharing ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex, including profit sharing for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes (including our regional carriers) allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Other expenses. Other expenses include aircraft maintenance and staffing services we provide to third parties, our vacation wholesale operations, and refinery cost of sales to third parties. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these sales to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Pilot contract impact, normalized. Delta’s new pilot contract was ratified on December 1, 2016 and was retroactive to January 1, 2016. As a result, Delta recognized $380 million in retroactive wages and other benefits in the December 2016 quarter. On a normalized basis, approximately $130 million of this amount related to the March 2016 quarter.

Consolidated CASM-Ex:

	Three Months Ended
	March 31, 2017	March 31, 2016	Change
CASM (cents)	13.99	13.26
Adjusted for:
Aircraft fuel and related taxes	(2.56)	(2.40)
Other expenses	(0.51)	(0.53)
CASM-Ex	10.92	10.33	5.8%
Adjusted for:
Pilot contract impact, normalized	–	0.21
CASM-Ex, adjusted for pilot contract impact, normalized	10.92	10.54	3.6%

Mainline CASM-Ex:

	Three Months Ended
	March 31, 2017	March 31, 2016
Mainline CASM (cents)	13.44	12.84
Adjusted for:
Aircraft fuel and related taxes	(2.40)	(2.36)
Other expenses	(0.50)	(0.55)
Mainline CASM-Ex	10.54	9.93

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Non-Operating Expense, adjusted. Delta excludes Virgin Atlantic MTM adjustments from non-operating expense for the same reasons as described above under the heading Net Income and Pre-Tax Income, adjusted.

	Three Months Ended	Three Months Ended
(in millions)	March 31, 2017	March 31, 2016
GAAP	$(138)	$(106)
Items excluded:
Virgin Atlantic MTM adjustments	16	(29)
Non-GAAP	$(122)	$(135)
Change year-over-year	13

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated financial obligations. Delta reduces adjusted debt by cash, cash equivalents and short-term investments, and hedge margin receivable, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company’s overall debt profile. Management has reduced adjusted debt by the amount of hedge margin receivable, which reflects cash posted to counterparties, as we believe this removes the impact of current market volatility on our unsettled hedges and is a better representation of the continued progress we have made on our debt initiatives.

(in millions)	March 31, 2017		March 31, 2016
Debt and capital lease obligations	$9,227		$8,451
Plus: unamortized discount, net and debt issuance costs	117		133
Adjusted debt and capital lease obligations		$9,344		$8,584
Plus: 7x last twelve months' aircraft rent		2,121		1,792
Adjusted total debt		11,465		10,376
Less: cash, cash equivalents and short-term investments		(2,650)		(2,914)
Less: hedge margin receivable		–		(454)
Adjusted net debt		$8,815		$7,008

Operating Cash Flow, adjusted. We adjusted operating cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for capital expenditures, debt service or general corporate initiatives. Adjustments include:

Hedge deferrals. During the March 2015 quarter, we effectively deferred settlement of a portion of our fuel hedge portfolio by entering into transactions that, excluding market movements from the date of inception, would provide approximately $300 million in cash receipts during the second half of 2015 and require approximately $300 million in cash payments in 2016. During the March 2016 quarter, we further deferred settlement of a portion of our hedge portfolio until 2017 by entering into transactions that, excluding market movements from the date of inception, would provide approximately $300 million in cash receipts during the second half of 2016 and require approximately $300 million in cash payments in 2017. Operating cash flow is adjusted to include the impact of these deferral transactions in order to allow investors to better understand the net impact of hedging activities in the periods shown.

Pension contribution. In March, we contributed $1.5 billion to our pension plans using net proceeds from our debt issuance. We adjusted operating cash flow to exclude this contribution to allow investors to better understand the cash flows related to our core operations in the periods shown.

Hedge margin and other. Operating cash flow is adjusted for hedge margin as we believe this adjustment removes the impact of current market volatility on our unsettled hedges and allows investors to better understand and analyze the company’s core operational performance in the periods shown.

	Three Months Ended	Three Months Ended
(in millions)	March 31, 2017	March 31, 2016
Net cash provided by operating activities (GAAP)	$(801)	$1,011
Adjustments:
Hedge deferrals	(22)	–
Pension contribution	1,500	–
Hedge margin and other	–	340
Net cash provided by operating activities, adjusted	$677	$1,351

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